EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements 333-158201 on Form S-8 of Oak Valley Bancorp of our report dated March 13, 2018, relating to the consolidated financial statements of Oak Valley Bancorp as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the Annual Report on Form 10-K of Oak Valley Bancorp for the year ended December 31, 2017.

/s/ Moss Adams LLP

Los Angeles, California

March 15, 2018